Exhibit 99.1

Akumin Announces Fourth Quarter 2021 Results

March 16, 2022 – Plantation, FL – Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin” or the “Company”), a national partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service line needs, announced today its financial results for the quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights

•	Akumin delivered strong quarterly same store volume performance on a consolidated, pro forma basis:

•	+6.2% for MRI

•	+4.2% for PET/CT

•	+3.0% for Total Radiology Procedures

•	+4.5% for Oncology Patient Starts

•

The Company reported revenue totaling $179.4 million for the fourth quarter, a $112.6 million or 168.3% increase over the fourth quarter of last year. On a sequential basis, revenue increased $71.3 million or 65.9% over the third quarter of 2021.

•

Akumin generated $27.5 million of Adjusted EBITDA (as defined below) for the quarter, a $14.0 million or 103.6% increase over the fourth quarter of last year. On a sequential basis, Adjusted EBITDA increased $9.6 million or 53.2% over the third quarter of 2021.

Summary Consolidated Financial Results (in thousands, except for per share amounts)

	3-month period ended Dec 31, 2021	3-month period ended Dec 31, 2020	Year ended Dec 31, 2021	Year ended Dec 31, 2020
MRI Scans	217	86	539	326
PET-CT Scans	32	2	46	6
Total Scans	545	339	1,683	1,242
Oncology Patient Starts	2	—	3	—
Revenue	$179,443	$66,879	$421,079	$245,626
Adjusted EBITDA (1)	$27,522	$13,519	$66,903	$42,078
EPS –Diluted	$(0.36)	$(0.27)	$(0.56)	$(0.52)

(1)	See “Non-GAAP Measures” below.

Commenting on the year-end results, Riadh Zine, Chairman and Co-Chief Executive Officer of the Company, said, “Q4 2021 marked the first full quarter of combined results following Akumin’s acquisition of Alliance HealthCare Services on September 1, 2021. We are pleased that we were able to deliver financial results, well within our guidance range in the quarter, notwithstanding the disruptions caused by Omicron and the impact of an additional collection reserve related to the attorney business because of court backlogs following a 15-month shutdown.”

“Although Omicron continued to disrupt the business in the early part of 2022, we are pleased that we have seen a strong rebound to normalized levels which speaks to the resilience of Akumin’s business. As an essential healthcare service provider, we continue to serve our valued patients and partners and we remain optimistic that we will recover the pandemic-related volume lag in the subsequent quarters, barring any unforeseen variants,” Mr. Zine continued.

“Akumin’s vision is to drive patient-centered innovation, service delivery standardization, and exceptional healthcare value, all in an outpatient care setting to hospital and health system relationships. Our integration and transformative initiatives are underway, and we continue to expect 2022 to be a milestone year as we build on this solid foundation” Mr. Zine concluded.

Unless otherwise indicated, all amounts are expressed in U.S. dollars. Certain metrics, including those expressed on an adjusted or comparable basis, are non-GAAP measures. See “Non-GAAP Measures” and “Selected Consolidated Financial Information” of this press release for further details.

As previously announced, effective January 1, 2022, the Company ceased to qualify as a foreign private issuer in the United States. As a result, from and after January 1, 2022, in addition to other obligations, Akumin now files its annual consolidated financial statements and management’s discussions and analysis on the Securities and Exchange Commission Form 10-K, the U.S. domestic issuer form. Copies of these filings are available in Akumin’s public disclosure at www.sec.gov and www.sedar.com.

Investor Presentation

Akumin would like to invite interested parties to an investor presentation to be held on Thursday, March 17, 2022 from 8:00 a.m. to 9:00 a.m. Eastern Time where management will discuss fourth quarter and yearend results.

Conference call details:

Date:	8:00a.m. Eastern Time, Thursday, March 17, 2022
Toll-free:	888-256-1007
International Callers:	647-484-0478.

A related presentation will be available from Akumin’s website (www.akumin.com) and at https://akum.in/2021-ResultsCall. Participants are asked to connect at least 10 minutes prior to the beginning of the call to ensure participation. The webcast archive will be available for 90 days. A replay of the presentation will also be available by calling 1-888-203-1112, or 647-436-0148 for international callers, using passcode 4560419.

About Akumin

Akumin is a national partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service line needs. Akumin provides: (1) fixed-site outpatient diagnostic imaging services through a network of more than 200 owned and/or operated imaging locations; and (2) outpatient radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 46 states. By combining clinical and operational expertise with the latest advances in technology and information systems, Akumin facilitates more efficient and effective diagnosis and treatment for patients and their providers. Akumin’s imaging procedures include MRI, CT, positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other interventional procedures; cancer care services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com and www.alliancehealthcareservices-us.com.

Non-GAAP Measures

This press release refers to certain non-GAAP measures. These non-GAAP measures are not recognized measures under United States generally accepted accounting principles (“GAAP”) and do not have a standardized meaning prescribed by GAAP. There is unlikely to be comparable or similar measures presented by other companies. Rather, these non-GAAP measures are provided as additional information to complement those GAAP measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these non-GAAP measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under GAAP. We use non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDA Margin” (each as defined below). These non-GAAP measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on GAAP measures. We believe the use of these non-GAAP measures, along with GAAP financial measures, enhances the reader’s understanding of our operating results and is useful to us and to investors in comparing performance with competitors, estimating enterprise value, and making investment decisions. We also believe that securities analysts, investors, and other interested parties frequently use non-GAAP measures in the evaluation of issuers. Our management uses non-GAAP measures to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of management compensation. Reconciliations of non-GAAP measures to the relevant reported measures can be found in the table below.

We define such non-GAAP measures as follows:

“EBITDA” means net income (loss) before interest expense (net), income tax expense (benefit), and depreciation and amortization.

“Adjusted EBITDA” means EBITDA, as further adjusted for stock-based compensation, asset impairments, settlement and related costs (recoveries), financial instrument revaluation and related losses (gains), loss on extinguishment of debt, acquisition-related costs, severance and related costs, restructuring charges, other losses (gains), deferred rent expense (credit), and one-time adjustments.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by the total revenue in the period.

Forward-Looking Information

Certain information in this press release constitutes forward-looking information or forward-looking statements. In some cases, but not necessarily in all cases, such statements or information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by Akumin as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the factors described in greater detail in the “Risk Factors” section of our Form 10-K filed March 16, 2022, which is available at www.sec.gov and www.sedar.com. These factors are not intended to represent a complete list of the factors that could affect Akumin; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and Akumin expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.

For further information:

R. Jeffrey White

Investor Relations

1-866-640-5222

jeffrey.white@akumin.com

<Financial tables follow.>

Selected Consolidated Financial Information

(in thousands)	Three-month period ended Dec 31, 2021	Three-month period ended Dec 31, 2020	$ Change	% Change
Service fees – net of allowances and discounts	177,202	62,283	114,919	185%
Other revenue	2,241	4,596	(2,355)	(51%)
Revenue	179,443	66,879	112,564	168%
Employee compensation	75,365	21,966	53,399	243%
Reading fees	11,200	9,964	1,236	12%
Rent and utilities	12,305	7,319	4,986	68%
Third party services and professional fees	31,233	7,269	23,964	330%
Administrative	10,616	3,351	7,265	217%
Medical supplies and other expenses	14,610	3,178	11,432	360%
Depreciation and amortization	24,536	4,059	20,477	504%
Stock-based compensation	795	358	437	122%
Other operating losses	305	352	(47)	(13%)
Interest expense	28,354	8,344	20,010	240%
Settlement and related recoveries	(145)	(167)	22	(13%)
Acquisition related costs	5,821	605	5,216	nmf
Other non-operating losses (gains)	(528)	18,198	(18,726)	(103%)
Loss before income taxes	(35,024)	(17,917)	(17,107)	95%
Income tax expense (benefit)	(8,392)	64	(8,456)	nmf
Non-controlling interest	5,089	709	4,380	618%
Net loss attributable to common shareholders	(31,721)	(18,690)	(13,031)	70%

(in thousands)	Year Ended Dec 31, 2021	Year Ended Dec 31, 2020	$ Change	% Change
Service fees – net of allowances and discounts	416,074	238,324	177,750	75%
Other revenue	5,005	7,302	(2,297)	(31%)
Revenue	421,079	245,626	175,453	71%
Employee compensation	164,053	84,038	80,015	95%
Reading fees	42,842	37,818	5,024	13%
Rent and utilities	37,158	30,203	6,955	23%
Third party services and professional fees	63,301	30,183	33,118	110%
Administrative	24,660	12,231	12,429	102%
Medical supplies and other expenses	27,721	11,162	16,559	148%
Depreciation and amortization	44,895	17,060	27,835	163%
Stock-based compensation	2,792	2,084	708	34%
Other operating losses (gains)	583	(4,130)	4,713	(114%)
Interest expense	62,575	32,781	29,794	91%
Settlement and related costs (recoveries)	(539)	2,324	(2,863)	(123%)
Acquisition related costs	20,233	1,079	19,154	nmf
Other non-operating losses (gains)	(3,990)	22,387	(26,377)	(118%)
Loss before income taxes	(65,205)	(33,594)	(31,611)	94%
Income tax expense (benefit)	(30,391)	562	(30,953)	nmf
Non-controlling interest	8,477	2,585	5,892	228%
Net loss attributable to common shareholders	(43,291)	(36,741)	(6,550)	(18%)

(in thousands)	Three-month period ended Dec 31, 2021	Three-month period ended Dec 31, 2020	Year ended Dec 31, 2021	Year ended Dec 31, 2020
Net loss	(26,632)	(17,981)	(34,814)	(34,156)
Income tax expense (benefit)	(8,392)	64	(30,391)	562
Depreciation and amortization	24,536	4,059	44,895	17,060
Interest expense	28,354	8,344	62,575	32,781
EBITDA	17,866	(5,514)	42,265	16,247
Adjustments:
Stock-based compensation	795	358	2,792	2,084
Settlement and related costs (recoveries)	(145)	(167)	(539)	2,324
Acquisition-related costs	5,821	605	20,233	1,079
Gain on revaluation of earn-out liability	—	—	—	(5,457)
Loss on extinguishment of debt	—	18,279	—	18,279
Loss (gain) on settlement of interest rate cap derivative	—	(101)	—	4,162
Gain on conversion of debt to equity investment	—	—	(3,360)	—
Other losses, net	72	108	342	407
Severance, restructuring and other charges	2,836	—	3,368	—
Deferred rent expense(1)	277	(49)	1,802	2,953
Adjusted EBITDA	27,522	13,519	66,903	42,078
Revenue	179,443	66,879	421,079	245,626
Adjusted EBITDA Margin	15%	20%	16%	17%

(1)	Deferred rent expense is defined as operating lease cost less operating cash flows from operating leases and adjusted for any prepayments or related items.